Exhibit 99.1

Tidelands Royalty Trust “B”

TIDELANDS ROYALTY TRUST “B”

ANNOUNCES 1st QUARTER CASH DISTRIBUTION

DALLAS, Texas, March 21, 2017 – Southwest Bank, as Trustee of the Tidelands Royalty Trust “B” (OTC BB: TIRTZ) (“Tidelands”), today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.032115 per unit, payable on April 13, 2017, to unitholders of record on March 31, 2017. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at http://www.tirtz-tidelands.com/.

The distribution this quarter increased to $0.032115 per unit from $0.026131 per unit last quarter. Royalties received this quarter increased as compared to the last quarter due to increases in the production of natural gas and in the price of oil, which were offset by decreases in the production of oil and the price of natural gas.

Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.

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Contact:        Ron Hooper

Senior Vice President

Southwest Bank

Toll Free (855) 588-7839